Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

COURT ORDERS STEEL SUPPLIER TO CONTINUE

DELIVERIES TO WHIRLPOOL

BENTON HARBOR, Mich., May 20, 2004—Whirlpool Corporation (NYSE:WHR) today announced that the Circuit Court of Berrien County, Mich., has issued a temporary restraining order that requires steel supplier ISPAT Inland Inc. to continue providing steel to Whirlpool under the terms of the current supply agreement between the two companies. A court hearing is scheduled for June 2 to address Whirlpool’s request for further injunctive relief.

Whirlpool filed the motion today for injunctive relief to prevent ISPAT from unilaterally imposing surcharges or terminating steel shipments. By terms of the agreement, ISPAT Inland is obligated to supply Whirlpool’s requirements for specific types of steel used in the manufacture of clothes washers, dryers and dishwashers in the United States.

Based on the court order, the company remains confident in its previously announced full-year earnings guidance of $6.20 to $6.35 per share. This view is based on continuing demand growth for Whirlpool’s innovative products and expected improvements in the company’s productivity performance in 2004.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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